UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 20, 2002
Date of Report
(Date of earliest event reported)

EVOLVE SOFTWARE, INC.
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

000-31155 (Commission File No.)	94-3219745 (IRS Employer Identification Number)

1400 65th Street, Suite 100
Emeryville, California 94608
(Address of Principal Executive Offices)

510-428-6000
(Registrant’s Telephone Number, Including Area Code)

Item 5.   Other Events

     On August 20, 2002, Evolve Software, Inc., a Delaware corporation (the “Company”) completed a private placement of shares of Series B Preferred Stock of the Company (the “Series B Preferred Stock”) pursuant to the Series B Preferred Stock Purchase Agreement dated as of August 20, 2002 (the “Purchase Agreement”), by and among the Company, Warburg Pincus Private Equity VIII, L.P. (“Warburg”) and certain other investors (collectively, the “Investors”).

     The following is a summary of certain terms of the Series B Preferred Stock financing and is qualified in its entirety by reference to the Series B Preferred Stock Purchase Agreement (the “Purchase Agreement”), and other documents attached to the Purchase Agreement.

     Sale of Series B Preferred Stock. Pursuant to the Purchase Agreement, the Company issued and sold to the Investors an aggregate of 700,000 shares of its Series B Preferred Stock at a price of $10 per share, or for an aggregate of $7,000,000 in cash. Each share of Series B Preferred Stock is initially convertible into approximately 53 shares of Common Stock.

     The number of shares of Common Stock into which the Series B Preferred Stock is convertible will increase at the rate of 8% per year from the date of issue, compounded quarterly. The Certificate of Designation of the Series B Preferred Stock (the “Certificate of Designation”) provides that the Series B Preferred Stock has a liquidation preference over the Series A Preferred Stock and Common Stock equal to the original issue price of the Series B Preferred Stock (as adjusted for stock splits, stock dividends and similar events), which liquidation preference increases 8% per year, compounded quarterly. A liquidation is deemed to occur upon:

•	the dissolution or winding up of the Company;

•	the sale of substantially all of the Company’s business, assets or property; or

•	any transaction or series or related transaction resulting in a merger, reorganization or consolidation in which the holders of all voting equity securities of the Company immediately prior to such transaction will hold less than 50% of the voting equity securities of the surviving or resulting entity.

     Conversion of Series B Preferred Stock. Pursuant to the Certificate of Designation, the Company may cause all of the shares of Series B Preferred Stock to be automatically converted into Common Stock at any time after the fifth anniversary of the date of initial issuance of such shares, provided that the Company may only cause such automatic conversion if the closing price per share of Common Stock for 30 consecutive trading days ending within ten days of the date on which notice of such automatic conversion is given to the holders of the Series B Preferred Stock shall have been at least $5, as adjusted for any stock splits, stock dividends and similar events occurring after the date of the filing of Certificate of Designation with the Secretary of the State of the State of Delaware. All shares of Series B Preferred Stock will also automatically convert into Common Stock at the election of the holders of a majority of the outstanding shares of Series B Preferred Stock. The Series B Preferred Stock may also be converted at any time at the election of each holder.

     Voting. As set forth in the Certificate of Designation, holders of Series B Preferred Stock are entitled to as many votes in all actions taken by the stockholders of the Company as the number of shares of Common Stock each share of Series B Preferred Stock was convertible into as of August 20, 2002. In addition, the Company will not, without the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a single class on an as-converted to Common Stock basis:

•	amend or repeal the provisions of the Certificate of Designation;

•	authorize or issue any shares of a class or series senior to the Series B Preferred Stock or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock senior to the Series B Preferred Stock;

•	issue any bonds, debentures or notes or incur similar debt obligations, other than trade debt in the ordinary course of business;

•	pay any dividend on any shares of stock junior to the Series B Preferred Stock or repurchase or redeem any such shares of stock junior to the Series B Preferred Stock, except for repurchases of unvested shares of stock at cost from employees, directors, consultants and other service providers;

•	repurchase any outstanding shares of capital stock of the Company, except for repurchase of shares held by employees pursuant to repurchase agreements approved by the board of directors and redemption of shares of Preferred Stock;

•	amend the bylaws of the Company to increase the authorized number of directors of the Company to more than eight; or

•	authorize or issue any shares of any class or series of Preferred Stock ranking on a parity with the Series B Preferred Stock, or authorize or issue any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase any shares of Preferred Stock ranking on a parity with the Series B Preferred Stock.

     Subject to applicable federal rules and the rules of the Nasdaq Stock Market, the holders of the Series B Preferred Stock shall be entitled to elect such number of additional directors which, in addition to the three directors that the holders of Series A Preferred Stock is entitled to elect, is in as close a proportion as possible to the proportion that the number of shares of Common Stock for which such Series A Preferred Stock and Series B Preferred Stock is convertible is to the total outstanding shares (treating Series A Preferred Stock and Series B Preferred Stock on an as converted to Common Stock basis) of the Common Stock of the Company.

     Change of Control. Under the Certificate of Designation, the Company may not consummate any Change of Control Transaction, as defined in the Certificate of Designation, without the affirmative vote of holders of a majority of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a single class, on an as-converted to Common Stock basis, unless such transaction would result in aggregate consideration paid in respect of all outstanding shares of Series B Preferred Stock equal is to the original purchase price thereof, plus an additional amount such that the internal rate of return equal is at least 50%. In the event a Change of Control Transaction occurs prior to the fifth anniversary of the Closing, the Series B Preferred Stock shall be treated as if had been outstanding for five years for purposes of determining the liquidation preference payable upon such shares.

     Preemptive Rights. Effective as of the date of the closing of purchase and sale of shares of Series B Preferred Stock (the “Closing”) pursuant to the Purchase Agreement and subject to certain exceptions, the Company has granted to the Investors certain rights to permit the Investors to maintain their percentage ownership in the Company in the event of future equity issuances by the Company.

     Registration of Shares of Common Stock for Resale. Effective as of the Closing under the Purchase Agreement, subject to certain conditions, the Company has agreed to prepare and file with the Securities and Exchange Commission, upon request of the holders of Series B Preferred Stock after June 1, 2002, registration statements to enable the resale of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock.

     Set forth below is the unaudited statements of operations data for the three months and twelve months ended June 30, 2002 and the unaudited balance sheet data and pro forma unaudited balance sheet data as of June 30, 2002 that are derived from and qualified by reference to the unaudited financial statements of the Company not included in this Form 8-K. The pro forma unaudited balance sheet data give effect to the sale of 700,000 shares of our Series B Preferred Stock at a price of $10 per share, less estimated offering expenses, as if such sale had occurred on June 30, 2002. The historical results presented below are not necessarily indicative of results to be expected for any future period.

EVOLVE SOFTWARE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three months ended		Twelve months ended
	June 30,		June 30,

	2002	2001	2002	2001

	(unaudited)		(unaudited)
Revenues:
Solutions	$3,857	$5,066	$9,248	$25,398
Subscriptions	1,282	2,404	5,289	9,549

Total revenues	5,139	7,470	14,537	34,947

Cost of revenues:
Solutions	1,182	2,032	4,425	11,487
Subscriptions	82	721	1,149	4,337

Total cost of revenues	1,264	2,753	5,574	15,824

Gross profit	3,875	4,717	8,963	19,123
Operating expenses:
Sales and marketing	2,773	7,808	14,267	40,309
Research and development	2,378	4,663	11,678	19,506
General and administrative	1,257	2,738	7,129	11,021
Stock-based and related compensation charges (credits)	1,282	(2,622)	12,433	17,883
Amortization of goodwill and other intangible assets	350	914	1,511	8,959
Restructuring charges	190	9,724	773	9,724
Impairment of goodwill and other intangibles	—	19,647	—	19,647

Total operating expenses	8,230	42,872	47,791	127,049
Operating loss	(4,355)	(38,155)	(38,828)	(107,926)
Other income:
Interest income, net	9	369	159	2,675
Other income (expense), net	435	(62)	386	(139)

Other income, net	444	307	545	2,536

Net loss	(3,911)	(37,848)	(38,283)	(105,390)
Beneficial conversion feature of preferred stock	(289)	—	(868)	(5,977)

Net loss attributable to common stockholders	$(4,200)	$(37,848)	$(39,151)	$(111,367)

Basic and diluted net loss per common share	$(0.09)	$(1.09)	$(0.96)	$(3.63)

Weighted average common shares outstanding, basic and diluted	44,249	34,672	40,644	30,643

EVOLVE SOFTWARE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	At	At
	June 30,	June 30,
	2002	2002
	(actual)	(pro forma)

	(unaudited)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments*	$8,690	$15,590
Restricted cash	580	580
Accounts receivable, net	2,979	2,979
Prepaid expenses and other current assets	1,789	1,789
Notes receivable from related party	—	—

Total current assets	14,038	20,938
Property and equipment, net	6,553	6,553
Restricted cash	2,321	2,321
Deposits and other assets	143	143
Goodwill and other intangibles, net	2,215	2,215

Total assets	$25,270	$32,170

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND WARRANTS, AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$5,449	$5,449
Deferred revenues	7,667	7,667
Capital lease obligations, current portion	202	202
Restructuring accrual, current portion	2,123	2,123
Short-term debt	2,376	2,376

Total current liabilities	17,817	17,817
Capital lease obligations, less current portion	—	—
Restructuring accrual, less current portion	688	688
Long-term debt	198	198
Deferred rent	232	232
Common stock warrants	76	76

Total liabilities	19,011	19,011

Redeemable convertible preferred stock and warrants	1,732	1,732
Stockholders’ equity *	4,527	11,427

Total liabilities, redeemable convertible preferred stock and warrants, and stockholders’ equity	$25,270	$32,170

* Pro-forma figures reflect the investment of $7.0 million less an estimated $100,000 for related offering expenses.

Item 7.   Financial Statements and Exhibits

     (c)  Exhibits

99.1	Certification of the Chief Executive Officer and Chief Financial Officer.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 21, 2002	EVOLVE SOFTWARE, INC.
By: /s/ Linda Zecher

Linda Zecher Chief Executive Officer

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Certification of the Chief Executive Officer and Chief Financial Officer.